Exhibit 99.1

ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:Paul G. DriscollAcme United Corporation1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE   April 21, 2023

ACME UNITED REPORTS 6% SALES INCREASE AND 27% EPS INCREASE FOR FIRST QUARTER OF 2023

SHELTON, CT – April 21, 2023 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended March 31, 2023 were $45.8 million compared to $43.3 million for the quarter ended March 31, 2022, an increase of 6%.

Net income was $990,000, or $0.28 per diluted share, for the quarter ended March 31, 2023, compared to $830,000, or $0.22 per diluted share, for the comparable period last year, an increase of 19% in net income and 27% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “We are successfully executing our growth and productivity plans.  Our net sales growth reflects expansion of our customer base and new product introductions in the first aid and medical segment, offset in part by continued inventory reductions by some large mass market customers.  We realized over $0.5 million in productivity savings during the quarter.  Inventory declined by $5.0 million from December 31, 2022, which reduced debt.”

Mr. Johnsen added, “The Company is on track to realize projected annual savings of $5.0 million in 2023 due to the many productivity improvements we have been implementing.  I am grateful to the Acme United team which has been intensely focused on delivering outstanding performance in 2023.  We look forward to growth and improved profitability in 2023.”

For the first quarter of 2023, net sales in the U.S. segment increased 9% compared to the same period in 2022 mainly due to higher sales of first aid and medical products.

European net sales for the first quarter of 2023 decreased 6% in U.S. dollars and 2%

Exhibit 99.1

in local currency compared to the first quarter of 2022.

Net sales in Canada for the first quarter of 2023 decreased 10% in U.S. dollars and 5% in local currency compared to the same period in 2022, mainly due to retailer inventory reductions.

Gross margin was 35.5% in the first quarter of 2023 versus 34.5% in the comparable period last year.  The increase in the quarter was primarily due to cost saving initiatives implemented in the fall of 2022.

Operating income in the first quarter of 2023 increased $0.8 million, or 60%, compared to the same period last year, mainly due to higher sales and an improved gross margin.

Interest expense in the first quarter of 2023 increased $0.6 million compared to the last year’s same period due to higher interest rates.

The Company’s bank debt less cash on March 31, 2023 was $48.4 million compared to $46.2 million on March 31, 2022.  During the twelve-month period ended March 31, 2023, the Company paid approximately $11 million for the acquisition of the assets of Live Safely Products, LLC, paid $1.9 million in dividends on its common stock and generated approximately $11 million in free cash flow, including a reduction in inventory of $3 million.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, April 21, 2023, at 12:00 p.m. ET. To listen or participate in a question and answer session, dial 877-407-0784 . International callers may dial 201-689-8560. The confirmation code is 13737289.  You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative

Exhibit 99.1

safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®,  First Aid Central®,  PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, DMT®, Med-Nap and Safety Made. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results, including those risks and uncertainties resulting from the global COVID-19 pandemic, future waves of COVID-19, including through the Delta and Omicron variants and any new variant strains of the underlying virus; any future pandemics; the continuing effectiveness, global availability, and public acceptance of existing vaccines; the effectiveness, availability, and public acceptance of vaccines against variant strains of potential new viruses; and the heightened impact the pandemic has on many of the risks described herein, including, without limitation, risks relating to disruptions in our supply chain, and labor shortages, any of which could materially adversely impact the Company’s ability to manufacture, source or distribute its products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which

Exhibit 99.1

may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, whether caused by COVID-19 or otherwise, including the impact on the Company’s suppliers and customers; (iii) additional disruptions in the Company’s supply chains, whether caused by COVID-19, natural disasters or otherwise; (iv) labor-related costs the Company has incurred and continues to incur, including costs of acquiring and training new employees and rising wages and benefits; (v) the continuing adverse impact of  inflation on products costs and interest rates; (vi) the Company’s ability to effectively manage its inventory in a rapidly changing business environment, including the additional inventory the Company acquired in anticipation of supply chain disruptions and uncertainties; (vii) potential adverse effects on the Company, its customers, and suppliers resulting from the war in Ukraine; (viii) changes in client needs and consumer spending habits; (ix) the impact of competition; (x) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (xi) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xii) currency fluctuations; (xiii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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Exhibit 99.1

Exhibit 99.1